Exhibit 99.2

Q1 2017 EARNINGS CALL

Operator

Good morning. My name is Carol, and I will be your conference operator today. At this time, I would like to welcome everyone to WestRock Company's Special Announcement and First Quarter Fiscal 2017 Results Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. [Operator Instructions] At this time, I would like to turn the call over to Mr. Matt Tractenberg, Vice President of Investor Relations.

Matthew Tractenberg

Thank you, Carol. Good morning, everyone, and thank you for joining us this morning for this special call. Today, we've set aside an hour to discuss the announcement made this morning regarding the acquisition of Multi Packaging Solutions by WestRock, as well as our first quarter 2017 results. You can find today's release on both companies' websites.

With me on today's call are WestRock's Chief Executive Officer, Steve Voorhees; Ward Dickson, our Chief Financial Officer; Jim Porter, President of Business Development & Latin America; Jeff Chalovich, President of Corrugated Packaging; and Bob Feeser, President of our Consumer Packaging segment.

We'd like to spend just a few minutes providing a high level overview of the key takeaways of the first quarter results, then the remainder of our time today discussing the announcement, WestRock's acquisition of Multi Packaging Solutions. A separate full earnings presentation with all the supplemental slides that we normally provide is posted on our website at ir.westrock.com.

We have prepared slides to supplement our comments during today's conference call. These slides you're seeing now are also posted on the Investor Relations section of WestRock's website and can be accessed through the link in the right of the application you're using to view this webcast. Following our prepared comments, we will open up the call for questions and answers. As we have a lot to cover today, we ask that each person limit themselves to one question only please. If there's time at the end of the Q&A session, we'll take more.

I'd like to point out the disclaimers on the second slide please. During the course of today's call, we will make forward-looking statements involving our plans, expectations, estimates and beliefs related to future events. These statements may involve a number of risks and uncertainties that could cause actual results to differ materially from those we discuss during the call. We describe these risks and uncertainties in our filings with the SEC, including our 10-K for the fiscal year ending September 30, 2016. Additionally, we will be referencing adjusted or non-GAAP financial measures during the call. We provided reconciliations of these non-GAAP measures to the most directly comparable GAAP measures in the appendix of the slide presentation. The slide presentation is available on our website.

So, with that said, I'll turn the call over to you, Steve.

Steven C. Voorhees

Thanks, Matt. Good morning, everyone. Thanks for joining our call today. We're well on our way to implementing our strategic plan. We're building an industry leader that's well positioned to profitably grow by serving attractive paper and packaging markets. WestRock offers a unique set of products and capabilities to our customers from corrugated boxes, to folding cartons, to in-store displays. These products and capabilities allow us to work with customers to provide them with differentiated paper and packaging solutions. That's what we're working toward. And I'm happy to be able to say, we're making progress with this strategy in the marketplace.

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Over the past six quarters, we've transformed our portfolio in a way that’s seldom seen from public companies. The merger between RockTenn and MWV brought two complementary industry leaders together. We've improved our folding carton business through our acquisition of Cenveo Packaging and strengthened our Corrugated Packaging business with the purchase of SP Fiber.

We've continued to right-size our mill network. We've integrated the Carolina Commercial Print product line, and we've gained a successful partner in Mexico through our joint venture with Grupo Gondi. We're moving quickly to monetize our land and development portfolio. Last spring, we spun-off our specialty chemicals business into Ingevity.

And as you saw yesterday, we've entered into an agreement to sell our Home, Health & Beauty business to Silgan from which we expect to net $1 billion in proceeds after tax and after transaction fees. This cash will be used for our most recent strategic announcement, the acquisition of Multi Packaging Solutions, a leading global provider of print-based specialty packaging solutions serving attractive markets. These portfolio moves have focused and strengthened our core paper and packaging businesses. I believe that WestRock is in an outstanding position to develop our capabilities, enhance our reach, improve our margins and generate attractive returns to stockholders.

Before discussing the MPS transaction, Ward and I will provide highlights on our first quarter performance. Sales for the quarter were $3.4 billion and adjusted EBITDA was $490 million for a margin of 14.2%. Adjusted earnings per diluted share were $0.47 in the quarter. $50 million in higher input costs, including 20% increases to both OCC and caustic soda prices and a 30% increase in energy costs contributed to the year-over-year EBITDA decline.

Results were also unfavorably impacted by previously announced consumer grade price reductions, Hurricane Matthew and a legal settlement. These headwinds were largely offset by the favorable impact of our ongoing productivity programs in our Corrugated segment, which is successfully implementing a containerboard price increase across both domestic and export markets.

The Corrugated Packaging team delivered solid results in the quarter that included the negative impact of prior-year price reductions, somewhat offset by recently-announced price increases and meaningful inflation. Box shipments increased 2.2% per day as compared to last year, highlighting the strength from e-commerce, retail and consumer and produce and agricultural markets.

North American adjusted EBITDA margins were 15.8%. The year-over-year decline resulted from higher input costs. Productivity improvements drove a $42 million benefit in the quarter from a year ago period, and the domestic containerboard price increase began to flow through our results with a $14 million favorable impact in the first quarter.

We expect to exit the second quarter at a quarterly run rate in excess of $50 million. Adjusted EBITDA declined by $38 million from the prior year, more than half of which was related to Hurricane Matthew and the legal settlement.

Excluding the 33,000 tons of lower production caused by the hurricane, our total segment shipments were above our expectations. Healthy demand in our export markets allowed us to announce a price increase which will begin to realize some benefits starting this month. And we managed our inventories well despite the hurricane with levels that were largely unchanged from the fourth quarter of fiscal 2016.

We're confident in our ability to improve our results in our Corrugated segment. This is a top priority of our company.

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We have made and will make investments in our mill and box plant network, our processes and our people. This agenda will support our ability to serve our customers with our differentiated solutions and products to fundamentally improve our cost position, improve our integration levels, generate strong cash flows and improve our margins. Given the challenging market dynamics, our Consumer Packaging segment generated stable results in the quarter, with higher input costs and lower volume mostly offset by strong productivity performance.

Shipments of paperboard and converted products were up slightly, and the segment delivered revenue and EBITDA of $1.5 billion and $215 million respectively. The $14 million of productivity was driven by continued internalization of SBS volumes, procurement cost reductions and our ongoing performance excellence programs. Our SBS and CNK backlogs now stand at four weeks and CRB at two weeks. Solid growth in the food service and liquid packaging markets were offset by softer demand for processed foods and tobacco. During the first 11 months of 2016, North American folding carton industry sales declined 1.3% due to lower volumes and pricing. For that same period, WestRock's folding carton organic sales in North America increased 1.4% driven by strong volume partially offset by lower pricing. Beverage sales were stable.

Looking forward, we see a stable demand environment and continued input cost inflation. We've announced price increases to our customers for both CRB and URB.

Ward, I'll turn it over to you for second quarter guidance.

Ward H. Dickson

Thank you, Steve. Please note that we have excluded any potential impact of the MPS acquisition in both our full year free cash flow or second quarter EPS guidance presented here.

First, with regard to our full year free cash flow guidance, we are reaffirming our guidance of $1.2 billion of adjusted free cash flow even after accounting for the sale of HH&B five months into the year. For the second quarter, we expect sequential adjusted earnings per diluted share modestly higher than the $0.47 per share achieved in the first quarter. For the purpose of modeling, we have provided the key sequential drivers that will impact the quarter.

First, we will benefit in the range of $50 million to $60 million of EBITDA across volume, price and mix from seasonally higher volumes in both consumer and corrugated as well as four more box shipping days and less maintenance downtime. Inflationary pressures across energy, fiber and chemicals impacted us more than we expected in the December quarter.

As you've seen in November and December, recycled fiber prices and energy have continued to rise. As a result, we estimate a range of $45 million to $60 million increase in sequential costs, including wage inflation this quarter.

The first calendar quarter includes annual wage increases taking effect for much of our workforce as well as the restart of payroll taxes. Additionally, we will no longer have the negative impact of Hurricane Matthew or the legal settlement in the second quarter, which together with other one-time items resulted in a $15 million sequential benefit. We expect to complete the sale of Home, Health & Beauty in the quarter and we'll lose approximately $0.01 of sequential after-tax earnings.

Steve, I'll hand it back over to you, so that we can discuss the announcement.

Steven C. Voorhees

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Thanks, Ward. I'm going to shift gears and discuss our agreement to purchase Multi Packaging Solutions and why it’s such a compelling, strategic and financial transaction for WestRock. We've been interested in this business for some time now, so we're delighted to have reached this agreement.

Slide 11 provides a summary of the strategic rationale and financial considerations pertinent to our acquisition of Multi Packaging Solutions. Since merging RockTenn and MWV in 2015, we've built the most comprehensive portfolio of paper and packaging solutions in the industry.

We're focused on providing customers with unmatched depth and breadth of products and services to help them win in their markets. Our agreement to purchase MPS is another step in that journey and one that greatly advances our business, both strategically and financially. The acquisition of MPS is highly aligned with our strategy … from MPS' market positioning, products, geographic presence, production footprint to its relationships with its customers. MPS has a strong fit with our Consumer Packaging business, and it represents an important part of our evolution toward higher growth, higher value businesses.

MPS strengthens our portfolio of differentiated value-added product offerings and enables us to serve a broad range of customers' needs from paper and packaging solutions. This further supports our enterprise sales approach as we look to build long-term relationships with our customers and increase our share through packaging needs.

The acquisition of MPS enhances our participation in attractive growing segments of Consumer Packaging where we're well positioned to compete. These segments include healthcare, cosmetics, confectionery and high-end spirits. The requirements of our customers across these markets is increasing. Market trends are leading to channel, product and SKU proliferation and the corresponding need for shorter run sizes, more decoration and more differentiation to stand out in increasingly competitive markets. The combined capabilities of WestRock after the acquisition will be well suited to meet these requirements. We will have substantial potential to expand our customer relationships by offering MPS' solutions to WestRock's customer base and WestRock's solutions to MPS' customer base.

MPS balances our revenue mix between our Corrugated and Consumer Packaging segments, and it brings $85 million of synergy and performance improvement opportunities, including converting MPS into a customer for WestRock's paperboard. The increased paperboard consumption will allow us to replace pulp production across our SBS system.

This meaningful mix improvement further insulates our SBS system from demand volatility.

The financials of the acquisition are compelling. We're paying $18 per share for MPS and assuming their debt for a total enterprise value of $2.28 billion. This equates to 9.6 times trailing 12 months adjusted EBITDA and 7.1 times after including full run rate synergies and performance improvements. The acquisition will be accretive to our earnings per share and cash flow from the start. And this is inclusive of the impact of purchase accounting.

We expect to fund the transaction through a combination of cash-on-hand in both the United States and Europe; approximately $1 billion from the sale of Home, Health & Beauty when it closes; and existing committed borrowing capacity. On a pro forma basis, our capitalization will remain strong with leverage of 2.55 times including synergies.

Following the transaction, more than $1.5 billion of credit capacity will remain available to us to continue executing our strategic plan. The transaction is subject to normal regulatory approvals and requires approval by MPS shareholders. While MPS has been public since October of 2015, it’s majority owned by Madison Dearborn Partners and The Carlyle Group.

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We expect to close the transaction in our fiscal third quarter ending in June of 2017.

Our business generates very robust and consistent free cash flows. This acquisition aligns very well with our balanced capital allocation approach, focused on investing for growth both organically and inorganically, maintaining capital expenditures and returning meaningful capital to stockholders through share repurchases and dividends. We evaluated this acquisition on a number of factors including earnings and cash flow accretion, improving our business and providing future growth opportunities. We believe that on all of these items, this acquisition delivers a superior return profile when compared to repurchasing shares.

Our management team has a track record of solid execution. Since forming WestRock in 2015, we've achieved more than half of our goal for run rate synergies, ahead of our expectations. We've completed a number of transactions to focus our business. I'm confident in our ability to deliver on a successful integration of MPS into WestRock due to the quality of the WestRock and MPS teams and the alignment of MPS' business and culture with WestRock.

I've had the pleasure of getting to know both Marc Shore, MPS' Chief Executive Officer; and Dennis Kaltman, President over the last few months and developed an even greater appreciation for them as a management team. I can't wait to have them join our team at WestRock. Marc and Dennis have spent their entire lives in the packaging industry. Marc's family company, Shorewood, acquired Dennis' family business in 1998, and they've worked together ever since.

It's been a productive partnership over this time. Marc started MPS in 2005 and Dennis joined the business the following year. Together, they've built MPS through a series of 17 acquisitions and one merger, have a proven track record of integrating packaging businesses, realizing synergies and delivering value from new packaging products and capabilities.

MPS' clients are some of the largest and most demanding companies in the world with complex needs and requirements. By combining MPS' capabilities with those that exist at WestRock today, we will create opportunities to further differentiate our offerings and bring another level of value to our customers. MPS is a leading provider of high value-added print-based specialty packaging, serving attractive and growing end markets. Almost all of their sales are to consumer and healthcare markets, sectors that are expected to grow at low-to-mid single growth rates through 2020.

In consumer, they serve image-sensitive markets such as confectionery, cosmetics, fragrance, spirits and other high-value goods. In healthcare, MPS is known for their ability to provide complementary packaging components, speed to market, quality control, brand security and environmental solutions. These are markets of demand innovation, customized solutions, rapid new product development and a high performance to meet regulatory requirements.

Like WestRock, MPS has close longstanding relationships with their customers. They bring expertise in branding and regulatory compliance which are critical to companies in the consumer and healthcare sectors. They've established a reputation for working with customers to meet the challenges of operating in these industries and delivering consistent high-quality solutions.

They're a leading supplier of premium folding cartons, which will integrate nicely and complement WestRock's business. They also provide products such as inserts and labels, which will extend the range of capabilities we can provide to our combined customer base.

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The transaction further diversifies WestRock's geographic presence, allowing us to better support our customers with the solutions they need, where they need them. MPS will further strengthen WestRock's position in North America, and expand our presence as an industry-leading provider of folding cartons in Europe. At the same time, MPS' operations in Asia will establish a platform for WestRock to leverage growth opportunities in that region, enhancing its already-strong combined position in emerging markets.

Turning to slide 14. MPS has a superb and highly diversified roster of longstanding world-class customers. Highly customized short run, premium packaging and labeling is increasingly complex and valued by these customers. The ability for customers to effectively market their product with unique graphics is something they offer to customers within the consumer and healthcare industries, bundling folding cartons, leaflet and label as a service that sets MPS apart from competitors. We'll be able to bundle these capabilities with our products such as corrugated and displays and create an even more powerful customer offering.

I'll now turn it over to Ward, who will walk through some of the financial aspects of the transaction. Ward?

Ward H. Dickson

Thank you, Steve. Turning to slide 15, where I'll first cover how we plan to integrate MPS and execute the opportunities to realize significant operating and financial synergies, and then discuss our pro forma outlook for the combined company.

As Steve mentioned, we've demonstrated a strong record of successfully integrating businesses, just as we've done with the combination of RockTenn and MWV as well as our more recent acquisitions of SP Fiber and the Cenveo Packaging assets. We see a number of opportunities where together with MPS, we can achieve efficiencies and savings to meaningfully increase our combined earnings.

The largest are the opportunities to integrate our operating assets. MPS consumes 225,000 tons per year of paperboard, which is largely bleached paperboard. This creates the opportunity to integrate 35% to 45% of this consumption. This additional integration will largely eliminate pulp from our SBS system and helps insulate our mills from market demand volatility.

MPS operates an extensive manufacturing footprint of 59 facilities across North America, Europe and Asia. The addition of the MPS footprint will provide us the ability to operate our manufacturing assets across the new system, allowing us better to match our customers' needs to our most productive assets. Using our combined scale, we expect cost savings within procurement of raw materials, goods and services, along with reductions in overhead and public company expenses. Lastly, there is additional upside from cross-selling, a broader portfolio of products and services across our combined customer base. We have not modeled significant revenue synergies, but we believe this represents a significant opportunity. In total, we think we can achieve a run rate synergies and performance improvements of $85 million by the end of our September 2019 fiscal year.

Slide 16 gives you a picture of what the combined business would look like after the purchase of MPS and assuming we achieve the $85 million in targeted synergies. Not only will the transaction be immediately cash flow and EPS accretive, but as you can see through our cost savings efforts, it will be margin accretive as well.

Upon closing, we will pay off MPS' debt using domestic and foreign cash. WestRock's balance sheet will remain extremely strong with leverage of approximately 2.55 times, consistent with an investment grade credit rating.

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With that, I'll turn it back over to Steve.

Steven C. Voorhees

Thanks, Ward. We're excited about the MPS transaction. MPS will make WestRock a better company. MPS will add to WestRock's already comprehensive suite of packaging solutions and increase our capabilities in healthcare, cosmetics, spirits and confectionery packaging while further diversifying our product offering with labels and inserts. And we will gain additional access to international high growth consumer end markets.

The acquisition of MPS will further WestRock's vision to be the premier partner and unrivaled provider of winning solutions for our customers. And as we're successful, we'll be able to create value for our customers, employees and our stockholders. We look forward to sharing more information as we move forward.

That concludes my prepared remarks. Matt, we're ready for questions.

Matthew Tractenberg

Thanks, Steve. As a reminder to our audience, please limit your questions to one with a follow-up, if necessary. We'll get to as many as time allows. Carol, we're ready for our first question please.

Q&A

Operator

Thank you. Your first question this morning comes from Scott Gaffner from Barclays. Please go ahead. Your line is open.

<Q - Scott L. Gaffner>: Thanks. Good morning, guys.

<A - Steven C. Voorhees>: Good morning, Scott.

<Q - Scott L. Gaffner>: Congratulations on the deal. Steve, my question is a little bit of a higher level question on M&A, and specifically as you talked about MPS, you talked about a business that has more changeovers, greater SKUs, lower volumes, I think, higher value-add, I'm paraphrasing a little bit. But it would seem that maybe there is some opportunity to add that same type of business within your Corrugated segment as well. Why did it make sense to add MPS within the Consumer Packaging versus maybe going after a similar type of a business model within the Corrugated business?

<A - Steven C. Voorhees>: First of all, you've got the rationale for MPS spot on. And I think you've also identified opportunities in Corrugated. I don't view that is being a choice. I think that's our strategy for the business is to be a paper and packaging solutions provider providing both Corrugated and Consumer. So, we've been doing, I think, a very good job at meeting needs in both Consumer and Corrugated Packaging markets. And I could see additional, call it, activity both organic and inorganic on the Corrugated side along the lines you've described.

<Q - Scott L. Gaffner>: Okay. Just quickly, you said you're bringing the management team over. You said they pursued a rollup strategy with 17 acquisitions, one merger. I mean, is this going to be managed as a separate business unit, or how do you envision the business being managed on the go-forward basis? Thanks, and good luck.

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<A - Steven C. Voorhees>: Sure. Marc Shore will report to me and will work closely with Bob Feeser as part of the Consumer Packaging segment.

Operator

Your next question comes from the line of Debbie Jones from Deutsche Bank. Please go ahead. Your line is open.

<Q - Debbie A. Jones>: Hi, good morning. Thanks for taking my question. I was just curious, you're targeting, it's looking like about 80,000 tons to 100,000 tons of integration with the deal. Can that number go higher, and are there any kind of supply agreements that would cause problems with this?

<A - Steven C. Voorhees>: Yeah. Bob?

<A - Robert A. Feeser>: Yeah. Hi, Debbie. This is Bob Feeser. We're actually working through that as we speak. And there's certainly the potential for that opportunity to be larger than we've indicated, but we're in the early stages of that. The markets that are currently being served with paperboard or markets that we're very familiar with and markets that certainly could be reached with our paperboard, but we're going to work through that over the next four or five months.

<Q - Debbie A. Jones>: Could you guys just talk a bit more about the cross-selling opportunities you talked about? How viable is this really kind of like order of magnitude with the other, the actual synergies that you've called out in the timing of something like this?

<A - Steven C. Voorhees>: MPS has been very successful in bundling, say, leaflets and labels with their folding carton business. We're also having success on our side as well combining our products. And I ask Jeff Chalovich talk about what we're doing in that area, in Corrugated.

<A - Jeffrey W. Chalovich>: Hi, Debbie. Good morning. To Steve's point, we've had good success bringing the enterprise to our customers. And we have a couple examples. I'll give you a large one and a midsize one, just to give you a range of what we're doing. One of the large ones is, we have a large relationship in Corrugated Packaging with a Consumer Packaging buy that we did not have. We've had embedded customer service people there. We have differentiated solutions in a private label brand, and we were able to bring our folding carton group with sales in the tens of millions of dollars in that, which is new to our business. The second example - we use the entire enterprise in our machine platform, a smaller boutique liquor provider. We put a machine solution in to automate the back end of their lines. We did an eight-sided corrugated packaging model wide high-graphics. We use our RTS Group for the partitions, the single serve liquor bottles we brought in our folding carton, and that was in the $5 million to $10 million range for our business. So, we're seeing great success in that and really being a solutions provider, and we're leading with solutions not product-centric.

<A - Robert A. Feeser>: Yeah. Debbie, just one other follow-up. One other thing that we're really excited about with MPS is the labels and inserts, and the ability to leverage that across our customer base. And then also with MPS, we see opportunity for that team to leverage both corrugated and displays. As you might have imagined in a number of those end markets, the consumer markets as well as healthcare, the opportunity for displays is quite large. And today, MPS sells very little of that. So, a nice opportunity we believe that will be developing.

Operator

Your next question comes from Anthony Pettinari from Citi. Please go ahead. Your line is open.

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<Q - Anthony Pettinari>: Good morning.

<A - Steven C. Voorhees>: Good morning, Anthony.

<Q - Anthony Pettinari>: MPS had a large footprint in Europe, which I guess is buying FBB not SBS. Is there a longer-term opportunity to integrate your boxboard tons into the European converting assets? And if not, are you happy to just kind of run them as they are or could you potentially reevaluate their place in the WestRock portfolio over the longer term?

<A - Steven C. Voorhees>: Bob?

<A - Robert A. Feeser>: Yeah. We're certainly going to look at that. We currently sell significant volumes into Europe today of both our CNK product as well as SBS. So, there're markets that we're very familiar with. Our plans initially are to work very closely with Marc and the team to identify those opportunities, primarily in the confectionery, cosmetics and beauty areas where we have a lot of experience to integrate with our paperboard, but over time, certainly, we'd look to do more.

<Q - Anthony Pettinari>: Okay. That's helpful. And then, Steve, maybe just bigger picture question on the acquisition. When I think about MPS I think kind of an entrepreneurial maybe smaller organization. Looking at the past deals you've done, culturally, how do you ensure that you retain that kind of agility and nimbleness as part of WestRock's much larger organization? And are there changes that you need to make to the WestRock organization maybe the sales organization to continue to move from a company that manages paper mills really well to being much more of a customer-focused packaging company that can do a lot of these specialty products?

<A - Steven C. Voorhees>: We think we're a customer-focused packaging company now. We also operate mills. Well, I've been delighted to be able to spend time with Marc Shore and Dennis for the past several months. I think it's great. And I think both of our organizations are going to be a lot better because of the combination. So, I'd look at this as entirely an opportunity for us.

Operator

Your next question comes from the line of George Staphos from Bank of America Merrill Lynch. Please go ahead. Your line is open.

<Q - George Leon Staphos>: Hi, everyone. Good morning. Good luck with the transaction and with MPS, and thanks for all the details thus far. I want to take a different approach on a lot of the questions that have been asked, I think, in terms of the fit of MPS with WestRock. And we've known Shorewood and MPS for a number of years. We'd acknowledge your comment about it being having a lot of experience in terms of management and being a solutions provider. And having said that, at the same time, since the IPO, MPS had been somewhat of an uneven performer. And going back long enough in history, Steve, the entity was largely owned by one of your peers, and ultimately that peer exited owning Shorewood. And so, considering some of the challenges that MPS' had with the UK or with multimedia, why do you think owning this business from here, you'll be more successful than what we've seen in recent case studies? Is it around the integration level, is it around something else? What makes you more confident about owning that asset after what we've seen in history for MPS and Shorewood previously? And then I had a follow on.

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<A - Steven C. Voorhees>: Okay. I think Shorewood was owned by another organization that was before I came into the business. I came into the business a long time ago. So, it's just different business, different time. So, I really can't comment on that very effectively. What I can comment on is, I think we've been very clear on our strategy and very clear on what we want to do with respect to markets. MPS adds better markets to us, expands our service and product offerings. We've got opportunities to add good synergies and performance improvements. So, I think we're the best owner for the company. And I think MPS can bring a great deal to us and vice-versa. So, I just think it makes sense for us. I think with respect to the uneven performance, I think there has been volatility in the markets. And I think if you look at this on a long-term basis, I mean like a year or two or three years, it's just going to make us a better company.

<Q - George Leon Staphos>: Okay. Steve, I don't disagree in terms of the fit necessarily. But if you had to think about us or guide us one way or another and recognizing there are number of things that you pointed to in terms of why the deal makes sense, do you think it's more around the integration, or do you think it really is around the culture and the opportunities MPS now affords WestRock in terms of niche businesses, shorter runs, although that has its challenges too, management approach, et cetera. What would you guide us to if you had to pick one side or the other?

<A - Steven C. Voorhees>: The latter. I mean...

<Q - George Leon Staphos>: Okay.

<A - Steven C. Voorhees>: The market is moving that way. And we want to move with the market.

<Q - George Leon Staphos>: Okay. Fair enough. My follow-on just on consumer volume trends, when do you think we'll get to a point where we see – and you're not alone, so I'm not singling you out. But from a market standpoint, volume trends in the industry improve on a more sustainable basis. Do you think it's around employment and wages and that sort of thing, or do you think we're in a period of secular stagnation at least in terms of processed foods and what it means for your business recognizing that you've done better than the market? Thanks guys, and good luck in the quarter.

<A - Robert A. Feeser>: Thanks. Just on that point as we indicated, our paperboard and converted products volumes were up slightly in the quarter. We're continuing to see the secular headwinds around processed foods. But we are seeing good growth in a number of areas like foodservice and liquid packaging, and also some of the markets that will be going deeper in with MPS around healthcare. These markets are very much...

<Q - George Leon Staphos>: Thank you, Bob.

<A - Robert A. Feeser>: Yeah. Thanks.

Operator

Your next question comes from Mark Wilde from Bank of Montréal. Please go ahead. Your line is open.

<Q - Mark William Wilde>: Good morning, Steve. Good morning, Ward.

<A - Steven C. Voorhees>: Good morning.

<A - Ward H. Dickson>: Good morning, Mark.

<Q - Mark William Wilde>: Steve, I watch you do a lot of deals very successfully over time, and I think that the math on this looks pretty straightforward. But to just kind of come back to the question that George was asking. I mean, we kind of watched your competitor with Shorewood, but in addition, MeadWestvaco bought over $1 billion worth of specialty converting businesses in the early 2000s, and they're basically all gone now including a very nice pharma packaging business. What do you have to do differently now so that you don't repeat what happened with some of these companies in the past? Is it different incentive systems for the salespeople when they're dealing with this higher value-add stuff? What is it going to take?

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<A - Steven C. Voorhees>: I wasn't at either one of the companies when they bought them, so I really can't comment from knowledge based on what they did. I can comment on what MPS does and WestRock does, and I think we're very well aligned. We do have very similar clients. Our businesses complement one another. And I take your point on wanting to align the incentive systems, and I think we've done that very effectively at WestRock across a number of businesses. I'll also point out that one of the businesses that you identified, I think was Home, Health & Beauty. That management team had performed outstandingly well over the past three years. In fact, that was recognized on the call yesterday. So, I have a high degree of confidence in our ability to integrate in a large part because of my knowledge of the people at WestRock and the knowledge that I have of on the way MPS operates their business.

<Q - Mark William Wilde>: Okay. All right. And just as a follow-on, Steve. I'm just curious, as it stands right now and as you kind of look at the input cost environment out there, is the full increase in containerboard, is that going to cover inflation as you see it right now?

<A - Ward H. Dickson>: Mark, this is Ward. Let me tell you that. So, we've been pretty consistent, I think, as we talked about in the second half of last year and entering into this year that we could see a scenario where our raw material costs inflation would be between on a total company basis, between $175 million to $200 million. Our run rate in the first quarter was $50 million on a year-over-year basis. The rise in OCC in the quarter was something that we did not expect. So, the sequential inflation that we have from Q4 to Q1 was actually higher than we anticipated. But what we did talk about was the fact that we are getting to the full realization of the price increase. So, from a company point of view, I think the input cost inflation could be over the $200 million level for the full year. It's going to be highly dependent upon OCC trends as we go into the second half of the year. And again, the full pricing realization will be there on the domestic side as we exit next quarter and we'll start to get the benefits from the export price increase as well. So, I think we will have margin improvement in our Corrugated business as we move into the second half of the year.

<Q - Mark William Wilde>: Okay. That's helpful.

Operator

Your next question comes from the line of Chip Dillon from Vertical Research. Please go ahead. Your line is open.

<Q - Chip Dillon>: Yes. Good morning, and congratulations. I'm certainly seeing some pretty good accretion for 2018 with these two moves. And I just needed a little bit of help. I know that it looks like Multi Packaging Solutions' DD&A or at least depreciation and amortization was around or is going to be around $120 million, but obviously you guys have some step up, but I would suspect it's not all that much because the assets have already been stepped up recently. Can you just give us a ballpark as to what that step up might be for DD&A? And then also maybe what the CapEx will be on those assets? I know it's been around $60 million annualized.

<A - Ward H. Dickson>: We consider the CapEx trends will be consistent with the historical trends. Clearly, we have only done initial modeling of what the incremental DD&A can be based on the purchase price allocation. We'll give you more clarity to that as we get closer to closing. But I would model, our initial modeling is probably an incremental $20 million to $25 million.

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<Q - Chip Dillon>: Of DD&A. Okay, got you. And then as a quick follow-up. I know your incremental debt will go up about $1.2 billion or so, because of the proceeds from the sale, but your EBITDA is also going up. So, thinking about everything and it would seem like you would feel comfortable buying back stock maybe the beginning of fiscal 2018. Is that a fair assumption?

<A - Ward H. Dickson>: I believe we will continue to have the capacity and the balance sheet strength and underlying cash flow to look at all of our alternatives in our capital allocation including additional acquisitions, additional organic investments for return generating investments and repurchasing stock. So, the answer is, yes.

<Q - Chip Dillon>: Okay. Thank you.

Operator

Your next question comes from Mark Weintraub from Buckingham Research. Please go ahead. Your line is open.

<Q - Mark Weintraub>: Thank you. In the fourth quarter, the calendar quarter, box demand seemed to be extremely strong. Just wanted to get your sense as to what was driving it, what you saw in your system driving it. How much of the e-commerce effect really was at the core, and also what you're seeing in January with investors, especially interested given that cost pressures are eroding a lot of the benefits from the price initiative?

<A - Steven C. Voorhees>: Jeff?

<A - Jeffrey W. Chalovich>: Good morning. In the fourth quarter, the e-commerce was a driver for our business. We were up 2.2% this quarter, and that was a holdover. So, the e-commerce for us year-over-year was almost 19%, so a large increase. We also were up in retail and consumer, almost 9%, and our dairy business was up about the same. So, all of those were very strong in the quarter. And as we enter January, after 12 days, we were up over 1.5%. So, we're up between 1% and 1.5% right now. So the demand is still good and steady. And there's, of course, the e-commerce has fallen off a bit but our other segments are steady right now.

<Q - Mark Weintraub>: And how would you be characterizing the market? Does it feel quite tight relative to where it was three months ago, say? Has it loosened a little bit? How would you characterize the market?

<A - Jeffrey W. Chalovich>: What we're experiencing is still tight market. Our demand is good in all of our channels. So, domestic, box and exports. We still have some export on allocation. We still have tons remaining to ship from the last quarter that we have not shipped yet. And we're allocating tons in export. And then in our domestic and box, we are still tight. Our S&OP team is doing a great job managing inventories, but we're experiencing tight conditions.

<Q - Mark Weintraub>: Thank you.

Operator

Your next question comes from the line of Phil Ng from Jefferies. Please go ahead. Your line is open.

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<Q - Philip Ng>: Hey, guys. Question for Ward. You reiterate your $1.2 billion free cash flow guide, but you're obviously seeing a little more inflation. And forget if you previously included HH&B, how are you bridging that gap and any color on the free cash flow contribution you expect from Multi Pack?

<A - Ward H. Dickson>: So, the reaffirmation of the $1.2 billion excludes MPS. And it does include the loss of five months worth of cash flow or seven months worth of cash flow for HH&B. We have estimated that will be in the $20 million to $25 million range. I think we see some offsets in the ability to generate some more cash out of L&D, our land and development operations, versus our original estimate for the year and then we have some favorability in cash taxes and in working capital as compared to the model that we had at the beginning of the year. For MPS, their unlevered free cash flow for the last fiscal year was almost $120 million. If you look at the trailing 12 months, at the end of September, it was around $100 million. So, it will contribute immediately when it becomes part of WestRock from a free cash flow point of view.

<Q - Philip Ng>: Okay. Very helpful. I guess, shifting gears to consumer, pricing softened a bit during the quarter. How much of that was seasonal and contractual tied to [ph] PPW (49:30)? And have you seen a bit more pressure on the export side of things? Thanks.

<A - Robert A. Feeser>: Yeah. Hi, Phil. This is Bob. What we're seeing in the last quarter was very consistent with what we had expected with the previously-announced declines in consumer. So, very much in line with that. And in the export market, continued price pressure related to the FX, but I would say over the last three months that is stabilized.

<Q - Philip Ng>: Okay. Thanks.

<A - Robert A. Feeser>: Yeah.

Operator

Your next question comes from Brian Maguire from Goldman Sachs. Please go ahead. Your line is open.

<Q - Brian Maguire>: Hey. Good morning. Congratulations on the transaction and congratulations on your Falcons so far.

<A - Steven C. Voorhees>: Thanks.

<Q - Brian Maguire>: I wanted to just dig into the synergies a little bit more. It looks like about 40% or so of the $85 million is coming from paperboard integration. And I think the logic make sense there. But in some of these deals before, we'd seen where the displaced incumbent gets a little bit more aggressive trying to place these tons that they've lost and you see some price erosion as a result. Do you think that could be the case here, or are there any reasons why it might be a little bit unique and you wouldn't see some kind of a competitive reaction in the market?

<A - Robert A. Feeser>: Yeah. We never know for certain what those second order effects are going to be. But that's certainly something that we've taken into account as we've fought through the synergy model. But certainly, the opportunity for us to integrate the volume is first and foremost important for our overall acquisition model. So that's what we'll be working towards.

<Q - Brian Maguire>: Okay. Great. And then just want to follow-up if I could back on the consumer topic. I think there's been a price increase announcement out there in the market for CRB, around $50 a ton. Just wondering if you guys are seeing the supply/demand balance supportive of that recognizing that the whole industry has gotten some raw material inflation here, are you guys seeing enough of a kind of support out there to be able to get some of that price increase through to at least offset some of the raw inflation you've had?

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<A - Robert A. Feeser>: Yeah. It's still early to know for sure. Our backlogs have been stable for this period of time. What we can say, as you've already indicated, we are seeing significant cost inflation pressure across the business. So, we'll have to wait and see how that plays out.

<Q - Brian Maguire>: All right. Thanks very much.

Operator

Your next question comes from the line of Adam Josephson from KeyBanc. Please go ahead. Your line is open.

<Q - Adam Jesse Josephson>: Thanks. Good morning, everyone, and best of luck with the transaction.

<A - Steven C. Voorhees>: Thanks, Adam.

<Q - Adam Jesse Josephson>: Ward, just a question on the guidance. Can you talk about what containerboard pricing benefits in terms of EBITDA that you're including in the fiscal 2017 free cash flow guidance and how you're getting there? It's been, I think, the source of quite a bit of confusion among the investors. So, I'm hoping you can clear it up, and similarly I know you've already talked about cost inflation being at the high-end of that $175 million to $200 million if not even above that. Can you just talk about what your expectation is, and what you're expecting for OCC, nat gas, diesel, et cetera just so people know where you're coming from?

<A - Ward H. Dickson>: Well, I think we talked about the run rate that we would achieve both in the quarter for the containerboard price increase, both domestically and in box that we would be at the full run rate as we were exiting Q2 and we would start to get the initial benefits related to the export price increase in our second quarter. For inflation, I am not going to quote a specific number. Again, it's above the high-end of the range and it's highly dependent upon where OCC is going to be for the full year. And that simply reinforces the need for us to achieve our productivity goals that we have across the company. We generated over $80 million of productivity that fell through the bottom line in the quarter on a year-over-year basis. We are reiterating that we're going to exit the full year at the $800 million run rate on the $1 billion target. And what we have to do is, we have to drive productivity to offset the negative impact on inflation.

<Q - Adam Jesse Josephson>: Thanks, Ward. And just one on the CRB increase, Bob, I know you just talked about. But, Steve, you said before that containerboard pricing is really predicated on supply/demand. And it sounds like you're saying with the CRB increase it's much more about cost inflation and supply/demand. So, can you just talk about your thought process as it relates to announcing price increases, and how much is dependent on supply/demand fundamentals versus cost inflation and when that differs?

<A - Steven C. Voorhees>: I'm going to let Bob to handle that, since he responded to the CRB question.

<A - Robert A. Feeser>: Yeah. Adam, it's very situation dependent. By and large, as you know, it's a supply and demand based business that we're in. However, in this situation with a significant increase in input cost, recycled fiber and energy, we believe that there is a need to recover those cost. So, in this case, that's what's largely driving this increase.

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<Q - Adam Jesse Josephson>: And on the containerboard side, does it also differ situationally or is it really just supply/demand?

<A - Jeffrey W. Chalovich>: I think what Bob described is similar. It's situational.

<Q - Adam Jesse Josephson>: Okay. Thank you, Jeff.

<A - Matthew Tractenberg>: Carol, next question.

Operator

Your next question comes from Mark Connelly from CLSA. Please go ahead. Your line is open.

<Q - Mark Connelly>: Thank you. Just one question. I want to come back to the organic growth question I asked last time. Most of what you've acquired since Smurfit-Stone has more organic growth potential than containerboard? And as you diversify away from some of the core legacy carton markets, what do you think that's doing to your overall organic growth opportunity?

<A - Jeffrey W. Chalovich>: I think it's improving it. The MPS on markets, the healthcare and consumer markets are growing faster than the rest of our markets. It's additive to our overall opportunity of growing the business.

<Q - Mark Connelly>: But is this acquisition telling us that you have less confidence in maybe the future growth outlook for those core businesses, and is there sort of just partially making up?

<A - Jeffrey W. Chalovich>: No, I think it's adding to our core business. We look at our core business as being paper and packaging serving both consumer and corrugated markets. And this fits very nicely with and adds to what we have. So, I think it's fairly consistent with what we've been doing.

Operator

Your next question comes from the line of Lars Kjellberg from Credit Suisse. Please go ahead. Your line is open.

<Q - Lars F. Kjellberg>: Yeah. Good morning, and good luck with the MPS transaction. I just wanted to come back to that a bit in terms of the synergies, the $85 million you talked about. MPS has had various operational issues and from various conference calls, we've learned that they had an unusual amount of customer turnover losses et cetera. Is this the base we should [indiscernible] (57:29) $85 million or do you anticipate in a recovery in the underlying business of MPS? And also if you want to comment a bit on MPS' strategy was certainly built on a sort of bolt-on strategy going forward. Is that something you see opportunities to continue? And then just have a follow-up question on the integration.

<A - Ward H. Dickson>: Lars, this is Ward. The MPS trailing 12-month EBITDA at the end of September was $237 million. They have not released their earnings for the second quarter, but they did give guidance for the EBITDA range that they had for the full year. The way that we are looking at the business, we're modeling both synergies and performance improvements in their business. So, I think that as you look at the potential EBITDA generation, I think you can take the $237 million starting point and add the $85 million in synergies, and that's the expectation that we're trying to drive as we exit 2019.

<Q - Lars F. Kjellberg>: Very clear. And about the bolt-on strategies, is that something that you would like to continue?

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<A - Jeffrey W. Chalovich>: Yes, of course. That's been part of what has made MPS successful and that's going to continue to be an opportunity for us.

Operator

Your next question comes from the line of [ph] Steve Powers (58:59) from UBS. Please go ahead. Your line is open.

<Q>: Yeah. Hey, guys. Thanks. Just a quick clarifying question, in case I missed it and I apologize if I did. But just in terms of the regulatory approval process on MPSX, I'm assuming U.S. and European approvals will be required, but what about China? Do you foresee any approval requirements in China? And if so, does that present any potential risk of delay in the process? Thank you.

<A - Steven C. Voorhees>: The regulatory approvals we think we need at this point are U.S., Mexico, European Union, Canada and China. And it's early for us to comment on the outlook for that.

<Q>: Fair enough. Thank you.

Operator

Your next question comes from Steven Chercover from Davidson. Please go ahead. Your line is open.

<Q - Steven Pierre Chercover>: Thanks. Good morning. So, it looks if you have about 80,000 tons of upside in terms of integration, you're not currently selling a lot to MPS, is that correct?

<A - Robert A. Feeser>: Yes. That's correct.

<Q - Steven Pierre Chercover>: Okay. And then I wanted to take a different spin on the acquisition as a whole. Five years ago, the prevailing wisdom on corrugated box plants was it there were way too many and now we're in a full-blown feeding frenzy to integrate. And I'm wondering do you see a similar trend emerging on folding cartons where we've got a pretty consolidated supply side of the substrate but the box plants are fragmented, and you're trying to get moving on the integration. Is there a parallel here?

<A - Steven C. Voorhees>: That's difficult for me to comment on an overall industry basis. I think for this particular transaction, to me, the core reason for the transaction is MPS' position and the packaging business. And I've told several people this in the process, look at this as cake and icing. The core business in the packaging business is the cake and the integration is a nice addition. It is the icing to the transaction. Whether that holds true for the rest of the business in the industry, I can't speak to. All I can say, this is a fantastic transaction for us. And we're very much looking forward to getting it closed and working with the MPS management team.

<Q - Steven Pierre Chercover>: Okay. Thanks, Steve.

<A - Matthew Tractenberg>: Carol, I think that's going to do it for us today.

Operator

Thank you. This does conclude today's conference call. You may now disconnect.

Matthew Tractenberg

Thank you, everyone.